UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2016

Agios Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36014	26-0662915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Sidney Street, Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 649-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2016, Carman Alenson joined Agios Pharmaceuticals, Inc. (the “Company”) as Vice President, Accounting, Treasury and Tax. Ms. Alenson will also serve as the Company’s principal accounting officer.

Ms. Alenson has over 20 years of accounting and finance experience, most recently as executive director of accounting, controller and assistant treasurer at AMAG Pharmaceuticals, Inc., a publicly-traded specialty pharmaceuticals company, where she managed the corporate accounting group since 2015. Prior to AMAG, Ms. Alenson served as director of accounting at Cubist Pharmaceuticals, Inc., a publicly traded bio-pharmaceutical company, from 2011 until its acquisition by Merck in 2015. Ms. Alenson is a certified public accountant, and obtained both her M.B.A. and B.A. in economics and business administration from Boston University.

In connection with her appointment, the Company entered into an employee offer letter agreement with Ms. Alenson, providing for the terms of her employment, including (i) an annual base salary of $280,000; (ii) a one-time payment of $100,000, payable after 30 days of employment with the Company; (iii) an annual target bonus equal to 35% of her base salary; and (iv) a one-time grant of an option to purchase 15,000 shares of the Company’s common stock, exercisable at a price per share equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant, which shall vest as to 25% of the underlying shares on November 7, 2017 and as to the remaining shares on a monthly basis thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGIOS PHARMACEUTICALS, INC.

Date: November 9, 2016	By:	/s/ David P. Schenkein
David P. Schenkein, M.D. Chief Executive Officer